UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
   12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-84976

                                 Lamperd Less Lethal, Inc.
             (Exact name of registrant as specified in its charter)

  1200 Michener Road, Sarnia, Ontario N75 4B1, 519-344-4445

      (Address,  including  zip code, and telephone number, including area code, of  registrants  principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      NONE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please  place  an  X  in  the  box(es)  to  designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)
         Rule 12g-4(a)(2)
         Rule 12h-3(b)(1)(i)
          Rule 12h-3(b)(1)(ii)
 X        Rule 15d-6

      Approximate  number of holders of record as of the certification or notice date: 33

      Pursuant  to  the  requirements  of  the  Securities  Exchange Act of 1934
Lamperd Less Lethal, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

LAMPERD LESS LETHAL INC.

/s/ Barry Lamperd
Barry Lamperd
President

Date: November 03, 2010